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                                                                    EXHIBIT 23.1



                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Odyssey HealthCare, Inc. Stock Option Plan, the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan and the Odyssey HealthCare, Inc. Employee Stock Purchase Plan of Odyssey HealthCare, Inc., of our report dated February 5, 2001 (except as to Note 5, as to which the date is August 8, 2001), with respect to the consolidated financial statements of Odyssey HealthCare, Inc. and subsidiaries for the year ended December 31, 2000 included in its Registration Statement (Form S-1 No. 333-51522) filed with the Securities and Exchange Commission.




                                        /s/ Ernst & Young LLP




Dallas, Texas
November 1, 2001